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[NATIONAL CITY LOGO]



                                                           FOR IMMEDIATE RELEASE

Media
Contacts:  Jennifer Frighetto, 847.442.7663 or jennifer.frighetto@hewitt.com
           William Eiler, 412.644.8073 or william.eiler@nationalcity.com

               HEWITT ASSOCIATES TO PROVIDE 401(k) ADMINISTRATION
                  SERVICES TO NATIONAL CITY CORPORATION CLIENTS

               AGREEMENT MARKS HEWITT'S ENTRY INTO NEW MARKET FOR
                    DEFINED CONTRIBUTION OUTSOURCING BUSINESS

CLEVELAND, Ohio, December 11, 2002 - - National City Corporation (NYSE:NCC) has announced that Hewitt Associates (NYSE: HEW), a global outsourcing and consulting firm, will provide 401(k) administration services, including recordkeeping and customer service, to National City Corporation clients. This marks the entry of Hewitt Associates into a new market, growing its defined contribution outsourcing business.

As part of the agreement, Hewitt will assume responsibility for National City's 401(k) recordkeeping staff and functions in Kalamazoo, Mich., providing 401(k) administration services for 130,000 employees at more than 300 client organizations. National City, one of the nation's largest financial holding companies, will continue to directly provide these client organizations with employee education, sponsor communication, investment reviews, plan design and trustee services.

"Our business partnership with National City signifies a new area of growth for Hewitt's defined contribution outsourcing business," said Scott Peterson, global practice leader, defined contribution services, Hewitt Associates. "We are committed to providing the employees of National City's clients with high quality service and expertise that has made us a recognized leader in this industry."

Effective January 1, the transition of service from National City to Hewitt will not require a conversion process, making the change virtually invisible for National City clients and their employees.

"Our decision to work with Hewitt Associates mirrors National City's ongoing commitment to the 401(k) business and to meeting the retirement needs of our customers," said Joseph P. Olszak, senior vice president in Retirement Planning Services for National City's Institutional Asset Management division. "We continue to invest in cutting-edge technology and strategic business partnerships that allow us to maintain our position as a significant provider of superior retirement services."

ABOUT NATIONAL CITY
National City Corporation, headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive distribution network in Ohio, Indiana, Illinois, Kentucky, Michigan and Pennsylvania, and also serves
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customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City Corporation, visit the company's Web site at NationalCity.com.

ABOUT HEWITT ASSOCIATES
Hewitt Associates (www.hewitt.com) is a global outsourcing and consulting firm delivering a complete range of human capital management services to companies including: HR and Benefits Outsourcing, HR Strategy and Technology, Health Care, Organizational Change, Retirement and Financial Management, and Talent and Reward Strategies. The firm provides services from 85 offices in 37 countries.

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